Exhibit 99.1

TransEnterix, Inc. Secures up to $25 Million in Growth Capital from Oxford Finance and Silicon
Valley Bank

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced that it has expanded its existing agreement with Oxford Finance LLC and Silicon Valley Bank to provide for up to $25.0 million in growth capital.

“We are pleased to have expanded our relationship with Oxford and Silicon Valley Bank” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We anticipate that this financing provides us with up to three quarters of additional capital to satisfy our operating cash requirements.”

On September 26, 2014, the Company entered into an amended and restated loan and security agreement (Loan Agreement) with Oxford Finance LLC and Silicon Valley Bank for a total loan amount of up to $25.0 million. The loan will mature on April 1, 2018, or October 1, 2018, if certain milestones are achieved. The Loan Agreement provides for up to three separate tranches of $10.0 million, $5.0 million and $10.0 million, respectively. At closing, the Company increased its existing borrowings of approximately $5.6 million under the first tranche to the full $10.0 million. The availability of the second and third advances are dependent upon the Company achieving specified milestones. The Company is entitled to make interest only payments for 12 months which period is extended to 18 months based upon the achievement of certain milestones. The Loan Agreement includes customary warrant coverage and is secured by Company assets. Proceeds will be used for general corporate and working capital purposes.

Additional details regarding the financings are included in a Current Report on Form 8-K filed on September 30, 2014 by TransEnterix with the Securities and Exchange Commission.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery. The company is focused on the development and commercialization of the SurgiBot™ system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $75 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts, Illinois and North Carolina. For more information visit www.oxfordfinance.com.

About Silicon Valley Bank

Banking the world’s most innovative companies and exclusive wineries, SVB offers diverse financial services, knowledge, global networks, and world class service to increase our clients’ probability of success. With more than $33 billion in assets and more than 1,700 employees, we provide commercial, international and private banking through our locations around the world. Forbes Magazine ranks us among America’s Best Banks and Fortune named SVB one of the best places to work. (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System.

Forward Looking Statements

This press release includes statements relating to the Company’s capital requirements. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include whether this financing will provide an additional three quarters of additional capital to satisfy our operating cash requirements. Factors that could cause our results to differ materially from those described include, but are not limited to, the risks and uncertainties associated with TransEnterix’s business in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 5, 2014 as amended, and other filings we make with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Westwicke Partners
Investor Contact:
Mark Klausner, 443-213-0501
transenterix@westwicke.com

TransEnterix, Inc.
Media Contact:
Mohan Nathan, 919-917-6559
mnathan@transenterix.com